Filed Pursuant to Rule 433

Registration Nos. 333-261719 & 333-261719-08

Free Writing Prospectus dated July 11, 2024

Hyundai Auto Receivables Trust 2024-B

Issuing Entity

Hyundai ABS Funding, LLC	Hyundai Capital America
Depositor	Sponsor, Seller, Administrator and Servicer

The depositor has prepared a preliminary prospectus dated July 11, 2024, which describes the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	S&P Global Ratings
Class A-1 notes	F1+sf	A-1+ (sf)
Class A-2-A notes	AAAsf	AAA (sf)
Class A-2-B notes	AAAsf	AAA (sf)
Class A-3 notes	AAAsf	AAA (sf)
Class A-4 notes	AAAsf	AAA (sf)
Class B notes	AA+sf	AA+ (sf)
Class C notes	A+sf	AA (sf)

It is a condition to the issuance of the notes that each class of the notes receive at least the ratings listed above.

Underwriters

Citigroup	RBC Capital Markets	SOCIETE GENERALE	SMBC Nikko	TD Securities
●	●	●	●	●

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146 or emailing prospectus@citi.com.